Via Facsimile and U.S. Mail
Mail Stop 03-09


May 10, 2005


Mr. Mark P. Colonnese
Senior Vice President, Finance and Administration and Chief
Financial
Officer
AtheroGenics, Inc.
8995 Westside Parkway
Alpharetta, GA 30004

Re:	AtheroGenics, Inc.
	Form 10-K for the fiscal year ended December 31, 2004
	File No. 000-31261

Dear Mr. Colonnese:

	We have completed our review of your Form 10-K and related filings and have no further comments at this time.

								Sincerely,



      Joel Parker
								Branch Chief